                                                                             5.1

                                December 23, 1999

Tweeter Home Entertainment Group, Inc.
10 Pequot Way
Canton, MA 02021

Ladies and Gentlemen:

        This opinion is furnished to you in connection with Post-effective Amendment No. 1 to a Registration Statement on Form S-4 (the "Registration Statement"), filed by Tweeter Home Entertainment Group, Inc., a Delaware corporation (the "Company"), with the Securities and Exchange Commission under the Securities Act of 1933, as amended, for the registration of 4,000,000 shares of Common Stock, $.01 par value (the "Shares"), of the Company that may be offered and issued from time to time by the Company in connection with its acquisition of the assets, business or securities of other companies.

        We have examined such documents, records and matters of law as we have deemed necessary for purposes of this opinion, and based thereon we are of the opinion that the Shares are duly authorized and, when approved for issuance by the Board of Directors of the Company or a duly appointed committee thereof and issued by the Company from time to time as described in the prospectus forming a part of the Registration Statement, will be validly issued, fully paid and nonassessable.

        It is understood that this opinion is to be used only in connection with the offer and sale of the Shares while the Registration Statement is in effect.

        We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement and to the reference to our firm in the prospectus contained in the Registration Statement under the caption "Legal Matters."

                                Very truly yours,


                                /s/ Goulston & Storrs, P.C.
TBB/KS


                                      -15-